CONSENT OF RSM US LLP

EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-152804, 333-68869, 333-70128, 333-113887, 333-210500) and the Registration Statements and related Prospectuses on Form S-3 (Nos. 333-115946, 333-130482, 333-166167, 333-184367, 333-192824, 333-210875) of Tejon Ranch Co. of our report dated February 28, 2017, relating to our audit of the consolidated financial statements of Petro Travel Plaza Holdings LLC, included in this Annual Report on Form 10-K for the year ended December 31, 2016.

/s/ RSM US LLP

Cleveland, Ohio
March 10, 2017